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                                                       EXHIBIT 99



                      STATEN ISLAND BANCORP
                          PRESS RELEASE


FOR IMMEDIATE RELEASE              Contact:  Donald C. Fleming
                                             Sr. Vice President

JULY 23, 1998                      Contact:  (718) 447-7900 ext. 509

ANNOUNCEMENT:

        STATEN ISLAND BANCORP, INC. ANNOUNCES APPROVAL OF
        STOCK BENEFIT PLANS AND INITIATION OF OPEN-MARKET
            STOCK PURCHASES TO FUND RECOGNITION PLAN

     STATEN ISLAND, NEW YORK -- July 17, 1998 -- (NYSE: SIB) Staten Island Bancorp, Inc. (the "Company") announced today that its 1998 Stock Option Plan and its 1998 Recognition and Retention Plan were approved by stockholders at a special meeting of stockholders held on July 10, 1998. The Company also announced that in order to fund the 1998 Recognition and Retention Plan, the related trust intends to purchase shares of the Company's common stock in the open market with funds contributed by the Company. The plan trust also may purchase shares of common stock directly from the Company to fund the plan. Purchases will be made from time to time at the discretion of management of the Company and will amount to up to 1,719,250 shares, or 4%, of the Company's outstanding common stock.

     Staten Island Bancorp, Inc. is the holding company for Staten Island Savings Bank, which maintains a network of 16 full service branch offices and three limited service branch offices in Staten Island, New York, and one branch office in the Bay Ridge area of Brooklyn, New York. On June 30, 1998, the Company had $3.0 billion of total consolidated assets, $2.3 billion of total consolidated liabilities and $710.6 million of total stockholders' equity.
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